EXHIBIT 10.30

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Amendment”) dated this 2nd of March, 2012 amends that certain Lease dated July 24, 2007 and amended on November 4, 2008 by and between BIOLIFE SOLUTIONS, INC. (“Tenant”) and MONTE VILLA FARMS LLC (“Landlord”) (the “Lease”) in the project known as “Monte Villa Farms” located in Bothell, Washington.

RECITALS

WHEREAS, Tenant is desirous of leasing additional square footage, and Landlord is desirous of leasing both additional square footage and substitute square footage to Tenant on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, Landlord and Tenant agree to amend the Lease as follows:

1.           The fifth Whereas paragraph shall be amended to read as follows:

“WHEREAS, Tenant has leased approximately 4,366 rentable square feet of office space described and outlined on Exhibit C attached hereto (the "Office Premises") and approximately 5,798 rentable square feet of the first floor of the Production Building as shown on Exhibit C1 attached hereto ("Clean Room Premises"). Tenant is desirous of moving to a mostly different and larger Office Premises for a total of 7,169 rentable square feet in the Administration Building described and outlined on Exhibit C2 attached hereto ("Office Expansion Premises") and adding ,7,262 rentable square feet in the Production Building described and outlined on Exhibit C3 attached hereto (“Production Expansion Premises”), and Landlord is desirous of leasing the Clean Room Premises, the Office Expansion Premises and the Production Expansion Premises to Tenant on the terms and conditions set forth herein.  The Clean Room Premises, the Office Expansion Premises and the Production Expansion Premises shall be collectively known as the “Demised Premises”.  The rentable square footage of the Clean Room Premises will be adjusted per BOMA based on the changes to the first floor of the Production Building made by this Amendment. The revised total rentable square footage of leased space shall be approximately 20,462 square feet, or as otherwise measured according to BOMA standard.

2.           Paragraph 1.1.(a) shall be revised to read as follows:

“The “Commencement Date” for the Office Expansion Premises and the Production Office Premises shall be upon completion of Tenant Improvements, which shall be completed by the Landlord,  not later than July 10, 2012, provided that 1) no delay in planning or construction is caused by Tenant or otherwise associated with Tenant, or beyond the reasonable control of Landlord, and 2) space planning is complete and this Second Amendment to Lease is executed by March 5, 2012.

3.           Paragraph 1.2, line 4, delete “C and C1” and replace with “C, C1, C2 and C3”.

Paragraph 1.2, line 5, delete “approximately 4,366” through “(Exhibit C1)” and insert “comprised of the spaces listed below:” Add to the end of the paragraph:

Approximately:

6,031 RSF in the Clean Room Premises (Exhibit C1)
7,169 RSF in the Office Expansion Premises (Exhibit C2)
7,262 RSF in the Production Expansion Premises (Exhibit C3)

4.           Paragraph 1.3, line 14, delete “twenty (20)” and insert “thirty (30)”.

5.           Landlord shall designate two reserved parking stalls for Tenant near the front of Building 3301 at no cost to Tenant.

6.           Paragraph 1.4, line 2, delete “the last day of the sixtieth full calendar month following the Commencement Date for the Clean Room Premises” and insert “June 30, 2021”.

7.           Paragraph 2.6 (a) line 3, delete “10,164” and insert “20,462”.

8.           Paragraph 2.6(a) line 5, delete “3.59%” and insert “7.23%”.

9.           The suite number of the Office Expansion Premises will remain Suite 310.’

10.          Upon completion of Tenant Improvements in the Office Expansion Premises, Tenant shall accept the Office Expansion Premises and vacate the Office Premises within two (2) weeks, and start paying the additional Operating Expenses for the Office Expansion Premises.

11.          Tenant has two (2) five (5) year renewal options for the Demised Premises, according to the terms specified in Paragraph 35 of the Lease. The first of those options was exercised in the First Amendment. Tenant does hereby exercise its second renewal option on its Premises at 3303 Monte Villa Parkway, Suite 310, Bothell, WA (“Office Premises”) and the parties agree that all of the Demised Premises will be coterminous with a revised termination date of June 30, 2021.

12.          As part of this Second Amendment, Tenant shall have two (2) five (5) year renewal options from July 1, 2021 to June 30, 2026 and from July 1, 2026 to June 30, 2031 for the Demised Premises according to the terms specified in Paragraph 35 of the Lease.

Add to the end of Paragraph 35, “Fair market rent value shall be defined in the Lease as the net effective rent being charged for comparable space in comparable buildings lease on comparable terms, including as relevant factors the presence or absence of tenant improvement contributions, leasing commissions and rent concessions.  If the parties are unable to agree on the fair market rent value of the space, the rent determination would be submitted to arbitration through a procedure described in the Lease.

13.          Tenant shall have one option to terminate the Lease effective on the expiration of the seventy-second (72nd) complete month of the lease term (June 30, 2018) upon nine (9) months prior written notice from Tenant to Landlord (Early Termination”).  Tenant shall pay to Landlord a termination penalty only in the event of Early Termination at the effective date of termination equal to one-third of the cost of Tenant Improvements and Broker compensation.

14.          Subject to the existing rights of other tenants, Tenant shall have an ongoing opportunity to place an offer on any space in the third floor of Bldg 3303 and/or any space in the first floor of Bldg 3301 that may become available from time to time throughout the initial term and any renewal period, consistent with Paragraph 36 of the Lease.

15.          Tenant will be allowed early access for two weeks at no charge (for the spaces added to the Lease under this expansion) for the purpose of installing cabling, furniture or other tenant fixtures.  Tenant shall not be required to pay for utility or elevator charges during its early access period.

16.          Tenant may move the office furniture from the Office Premises (except what is currently in the board room) to the Demised Premises, to the extent the Demised Premises is unfurnished, and all office furniture that is in the Demised Premises will be the property of the Tenant at the end of the Term, as long as Tenant stays throughout the entire nine-year Term.

17.          No additional Security Deposit or personal guarantees will be required and the sole payment due on signature of the Lease will be an amount equal to the first month’s base rent to be applied to the rent for January 2013.

18.          Exhibit B.1 shall be replaced by Exhibit B.2.

19.          Exhibit D.1 shall be replaced by Exhibit D.2.

Other than set forth above, all terms and conditions of the lease remain in full force and effect. The parties hereby reaffirm and confirm such terms and conditions.  This agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile copies will be considered originals.

TENANT	LANDLORD

BIOLIFE SOLUTIONS, INC.	MONTE VILLA FARMS LLC,
a Delaware corporation	A Washington limited liability company

By: /S/ Daphne Taylor	By: /S/ Robert E. Hibbs
Name: Daphne Taylor	Name: Robert E. Hibbs
Its: Chief Financial Officer	Its Manager

EXHIBIT B.2

BASIC ANNUAL RENT

Effective with this Amendment, the initial Basic Annual Rent shall be $20.25 per rentable square foot per year plus, on a monthly basis, for the two year period commencing January 1, 2013, an amount necessary to amortize the Tenant Improvement funds, with interest computed thereon at the rate of eighteen percent (18%) per annum, advanced to the Tenant as provided for in Exhibit D.2. Basic Annual Rent shall be increased by two and a half percent (2.5%) per annum.

From the Commencement Date thru the end of 2012, Landlord shall relieve Tenant of the net increase in Basic Annual Rent resulting from this Second Amendment.  The monthly Basic Annual Rent due under the First Amendment to Lease is $23,758.19 for July 2012 and $24,056.53 for August thru December 2012.  As a concession, those will be the same amounts due under this Second Amendment.

In the event that Tenant Improvements are not completed by July 15, 2012, due solely to the actions or inactions of Landlord, Tenant will be relieved of the net increase in Basic Annual Rent for an equal amount of time beyond 2012.

Landlord has the right to create up to 50,000 sq ft of additional space on the Property (the “Additional Space”). The creation of the Additional Space will reduce the Operating Expenses for the Premises (the “Additional Space Expense Reduction”). Tenant agrees that should Landlord create the Additional Space then the Rent shall be increased (effective as of the date of the inclusion of the Additional Space) by the amount of any Additional Space Expense Reduction.  Such a reduction shall be computed (within six months of the inclusion of Additional Space) by subtracting (i) the Tenant’s Proportionate Share of the Operating Expenses and Taxes computed after the inclusion of the Additional Space in the square footage calculations from (ii) Tenant’s Proportionate Share of the Operating Expenses and Taxes computed before the inclusion of the Additional Space in the square footage calculations.  Landlord shall provide Tenant with such computations for Tenant’s review.

EXHIBIT C

OFFICE PREMISES

EXHIBIT C.1

CLEAN ROOM PREMISES

EXHIBIT C.2

OFFICE EXPANSION PREMISES

EXHIBIT C.3

PRODUCTION EXPANSION PREMISES

EXHIBIT D.2

TENANT IMPROVEMENTS

Per a mutually agreed space plan and work letter, Landlord will provide a “Turn Key” build out, including all hard and soft costs, up to $33.00 psf. Landlord will provide up to an additional $100,000 in Tenant Improvement funds, which will be amortized back into the Basic Annual Rent at 18% per annum and paid back over two years starting January 2013.  Any amount over the cap of $33 psf and $100,000 will be at Tenant’s sole cost and expense.  Landlord will perform the construction in-house, using Tenant’s architect, SABA Architects for the construction drawings and Landlord’s architect for the rest of the permit submittal drawings and required documents.  Landlord will use its preferred subcontractors, and in the event Landlord’s preferred subcontractors’ pricing does not appear competitive, Landlord agrees to competitively bid the work.  There will be no construction management fee, supervision fee or other fees charged to the Tenant.

10